Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Chief Financial Officer Virco Mfg. Corporation (310) 533-0474
Virco Announces Second Quarter Results
Torrance, California — September 9, 2008 — Virco Mfg. Corporation (NASDAQ: VIRC) today announced second quarter results in the following letter to stockholders from Robert A. Virtue, President and CEO:
Our results for the second quarter and six months ending July 31 reflected the challenging economic conditions across much of the country. Revenue for the quarter declined 9.8%, from $88,931,000 to $80,216,000. Operating income for the quarter declined 52.3%, from $11,990,000 to $5,714,000. Through six months, revenue is down 8.9%, from $120,053,000 to $109,410,000. First half operating income is down 87.1%, from $9,010,000 to $1,167,000. Here are the numbers:

	Three Months Ended		Six Months Ended
	7/31/2008	7/31/2007	7/31/2008	7/31/2007
	(In thousands, except share data)

Sales	$80,216	$88,931	$109,410	$120,053
Cost of sales	54,327	55,216	73,968	74,788

Gross margin	25,889	33,715	35,442	45,265
Selling, general, administrative & interest	20,175	21,725	34,275	36,255

Income before taxes	5,714	11,990	1,167	9,010

Income tax provision	2,202	380	511	380

Net income	$3,512	$11,610	$656	$8,630

Net income per share — basic	$0.24	$0.81	$0.05	$0.60
Net income per share — diluted	$0.24	$0.80	$0.05	$0.60

Weighted average shares outstanding — basic	14,423	14,398	14,426	14,384
Weighted average shares outstanding — diluted	14,451	14,430	14,443	14,500

	7/31/2008	1/31/2008	7/31/2007
Current assets	$96,171	$66,514	$95,376
Non-current assets	60,144	60,521	54,967
Current liabilities	47,268	34,518	45,874
Non-current liabilities	38,592	20,369	46,807
Stockholders’ equity	70,455	72,148	57,662
On a state-by-state basis, the level at which funding for school furniture and equipment is actually generated, our revenue mirrored the collapse in real estate values. The two states with the largest decline in housing values — California and Florida — accounted for 100% of our revenue decline. States that saw less speculation in real estate, or with strong natural resource and/or agricultural sectors, ran counter to the overall trend and delivered revenue increases. Including the District of Columbia, revenue increased in 20 states and declined in 31, with the large declines in California and Florida overwhelming more modest swings elsewhere.
Lower revenue was also the cause, directly or indirectly, for a majority of the $7,800,000 reduction in our year-to-date pre-tax earnings. Out of approximately $9,800,000 in lower gross profit, 40% was directly attributable to lost margin on lower revenue. Another 35% was indirectly caused by reduced factory output and related overhead variances. The balance of 25% was un-recovered raw material costs, primarily steel and plastic. On the positive side, variable cost savings of approximately $2,000,000 provided a partial offset to lost gross profit, for a net reduction in pre-tax earnings of approximately $7,800,000.
Our short-term tactical response has been twofold. First, to address revenue growth, we’ve accelerated the expansion of our Equipment for Educators™ product assortment. We launched three internally developed lines in 2008 — Telos™, Metaphor® and Text™ — each of which filled important performance and price points in the K-12 furniture, fixtures and equipment (FF&E) portfolio. As with other recent introductions they exceeded our initial sales estimates, proving that our field research is continuing to identify valid market opportunities. We’ll be making incremental additions to each of these lines through the balance of 2008, then following up with two more major introductions in 2009. We also added two important vendor partners to our list of authorized suppliers under various regional and national purchasing contracts, the most important of which is U.S. Communities.
Our second tactical response was to restructure the U.S. Communities contract itself. Because this contract provides the template for much of our business with publicly funded institutions and non-profits, it was important for us to find a balance between predictable day-to-day pricing and highly competitive projects or spot purchases. This involved building greater flexibility into the basic structure, which partially protects us against raw material volatility while passing along potential short-term savings when they’re available.
The new structure was vetted as part of U.S. Communities’ competitive evaluation process, which began last spring with a public Request for Proposal (RFP) and concluded in August with our award for the period 2009 through 2011 (with three optional one-year extensions through 2014). The award included the immediate addition of important new vendor partners who will expand our already broad offering of FF&E products. As explained in our 2007 Annual Report (available online at www.virco.com), we continue to actively seek partners who find our public contracts, strong balance sheet and values-based approach to doing business an attractive alternative to other channels of distribution into the K-12 market.
The strength of our balance sheet is one of the things that distinguishes our response to the present slowdown. With a break-even cost structure at or below current levels of demand, we are positioned to take advantage of opportunities created by the current crisis. One of those opportunities is to sign more vendor partners and facilitate their success through expanded distribution and financing. The other ongoing opportunity is new product development supported by increased investments in domestic fabrication equipment. Despite an acceleration of both efforts, our cash flows remain strong enough that we expect to pay off our seasonal line of credit by late autumn.
In our last three annual reports we’ve discussed the shifting relationship between cheap offshore labor, the cost of ocean freight, and the impact of extended supply chains on a highly seasonal market. During the period 2001 through 2005, when we were last confronted by market weakness and escalating raw material costs, we also faced competitors who were benefiting from the temporary cost advantages of outsourcing.
This time around outsourcing offers our competitors little relief. We now appear to have quality and performance advantages compared to imports, with all-in product costs that are neutral to slightly favorable. As we look forward, global trends suggest that our domestically-made products will continue to gain advantage on all of these fronts.
The challenges confronting us over the next 18 months are substantial, but we’re also well positioned to meet those challenges. We’ve adjusted our cost structure to protect our balance sheet, permit appropriate investments, and avoid the organizational inflexibility that hampered our response to the last slowdown. While it may be a year or more before the overall K-12 market sees a recovery, we’re diligently improving our internal market position regardless of the business cycle.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the costs of utilities and freight; the continuing impact of our Assemble-to-Ship and Equipment for Educators™ programs on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form 10-K for the year ended January 31, 2008, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.